Exhibit 99.1

NEWS RELEASE

Weatherford and NCS Multistage Announce Anticipated Election Deadline and Closing Date

HOUSTON, August 24, 2026 - Weatherford International plc (NASDAQ: WFRD) (“Weatherford”) and NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (“NCS Multistage”) today announced that 5:00 P.M., Eastern Time on August 31, 2026 is the anticipated deadline for NCS Multistage stockholders to elect the form of merger consideration that they would be entitled to receive at the closing of the transaction (the “Election Deadline”).

Under the terms of the merger agreement, NCS Multistage stockholders can elect to receive either (i) 0.554 Weatherford ordinary shares at closing (the “Share Consideration”), or (ii) a combination of 0.239 Weatherford ordinary shares and a cash amount equal to 0.137 Weatherford ordinary shares, subject to proration and certain limitations and adjustments.

Holders of NCS Multistage common stock who elect to receive Share Consideration or who do not timely make a valid election before the Election Deadline will be deemed to have elected to receive the Share Consideration, which is not subject to proration or limitations and adjustments.

In connection with NCS Multistage’s mailing of the information statement / prospectus regarding the transaction, record holders of NCS Multistage common stock received an election form and instructions to complete the election form.

The transaction has been approved by the Board of Directors of Weatherford, the Board of Directors of NCS Multistage and the controlling stockholder of NCS Multistage that owns more than 50% of NCS Multistage’s outstanding common stock. The transaction is subject to certain customary closing conditions and is expected to close on or about September 1, 2026 (the “Anticipated Closing Date”). If the transaction does not close by the Anticipated Closing Date, the Election Deadline may be extended. If such an extension occurs, Weatherford and NCS Multistage expect to make an announcement to that effect.

Until the transaction closes, Weatherford and NCS Multistage will continue to operate as separate, independent companies.

About Weatherford

Weatherford is a global energy services company that helps customers drill smarter, complete wells more effectively, and maximize production across the entire well lifecycle. With a differentiated portfolio of market-leading solutions, integrated technologies, and a broad global customer footprint across six continents, we blend advanced engineering, digital intelligence, and world-class field expertise to reduce risk, improve performance, and maximize the value of customer assets. Together, we elevate every operation, delivering stronger wells, sharper decisions, and better energy for the world. Visit weatherford.com for more information and connect with us on social media.

About NCS Multistage

NCS Multistage is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completion and field development strategies. NCS Multistage provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly those that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS Multistage’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East and Argentina. Visit ncsmultistage.com for more information.

Forward‑Looking Statements

This communication includes statements, which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements, and any related oral statements, can be identified by the use of terms such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These statements include, but are not limited to, statements about the expected timing and completion of the proposed transaction between Weatherford and NCS Multistage, the anticipated benefits of the proposed transaction, and plans and expectations for the new combined company after the completion of the proposed transaction. Such statements are based upon the current beliefs of Weatherford’s and NCS Multistage’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only estimates and may differ materially from actual future events or results, based on factors including but not limited to the ability to complete the proposed transaction on the timeframe or on the terms currently anticipated or at all, including the risk that the proposed transaction may not be completed in a timely manner or at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the satisfaction of the conditions precedent to completion of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; unexpected costs, charges, or expenses resulting from the proposed transaction; the effect of the proposed transaction on the ability to maintain relationships with customers, suppliers, and other business partners or operating results and business; the ability to implement plans, achieve forecasts and meet other expectations with respect to the business after the completion of the proposed transaction and realize expected synergies; business disruption following the proposed transaction; difficulties in retaining and hiring key personnel and employees due to the proposed transaction; the diversion of management time on transaction-related issues; the outcome of any legal proceedings related to the proposed transaction; the ability of Weatherford to successfully integrate NCS Multistage’s operations; cyber-attacks, information security and data privacy; global political and economic conditions, including rising interest rates, the impact of inflation and challenges in the global supply chain; events and trends on a national, regional, and global scale, including the demand for the services provided by NCS Multistage and Weatherford due to levels of employment and economic activity, and those of a political, economic, business, competitive, and regulatory nature; the timing and impact of the proposed redomestication, including, but not limited to, the timing of the completion of the proposed redomestication in relation to the timing of the closing of the proposed transaction and its resulting impact; global political, economic and market conditions, political disturbances, war or other global conflicts, terrorist attacks, public health issues such as pandemics, changes in global trade policies, tariffs and sanctions, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; as well as the factors and risks described in Weatherford’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A filed with the SEC on July 13, 2026 and its information statement/prospectus filed on July 22, 2026, and NCS Multistage’s Annual Report on Form 10-K for the year ended December 31, 2025, and, in each case, any subsequent Quarterly Reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable factors not discussed in this communication could also have material adverse effects on forward-looking statements. You should not place undue reliance on any of Weatherford’s or NCS Multistage’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and Weatherford and NCS Multistage undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), or in a transaction exempt from the registration requirements of the Securities Act.

Additional Information About the Transaction and Where to Find It

In connection with the proposed transaction, Weatherford filed a registration statement on Form S-4 (the “Form S-4”) that also constitutes a prospectus of Weatherford with respect to the shares of Weatherford to be issued in the proposed transaction (the “prospectus”) and NCS Multistage has filed an information statement on Schedule 14C, with the Securities and Exchange Commission (the “SEC”) and mailed that information statement to NCS Multistage stockholders. Each of Weatherford and NCS Multistage may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Form S-4, prospectus, the information statement or any other document that Weatherford or NCS Multistage may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE INFORMATION STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders can obtain free copies of the Form S-4 and the information statement/prospectus and other documents containing important information about Weatherford, NCS Multistage and the proposed transaction through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with, or furnished to, the SEC by Weatherford will be available free of charge on Weatherford’s website at https://weatherford.com/investor-relations/home. Copies of the documents filed with, or furnished to, the SEC by NCS Multistage are available free of charge on NCS Multistage’s website at https://ir.ncsmultistage.com. The information included on, or accessible through, Weatherford’s or NCS Multistage’s website is not incorporated by reference into this communication.

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For Investors:

Luke Lemoine
Weatherford Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

Mike Morrison
NCS Multistage Holdings Chief Financial Officer and Treasurer
+1 281-453-2222
ir@ncsmultistage.com

For Media:

Kelley Hughes

Weatherford Corporate Communications, Marketing & Sustainability

media@weatherford.com